EXHIBIT   2.1

UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED MARCH 31, 2006

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

March 31, 2006

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Mining and Metals Corporation have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Mining and Metals Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited- Prepared by Management)
As At March 31, 2006
(Expressed in Canadian Dollars)
	March 31, 2006	December 31, 2005

ASSETS

Current assets
Cash and cash equivalents	$798,154	$821,164
Short-term investments (Note 2)	16,899,918	17,076,894
Receivables	264,945	319,588
Prepaid expenses and deposits	197,653	182,452

	18,160,670	18,400,098

Mineral interests (Notes 3 and 7(d))	100	100

Plant, property and equipment (Note 4)	249,329	243,600

Total assets	$18,410,099	$18,643,798

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities (Note 3)	$853,536	$905,105

Long-term liabilities (Note 3)	460,000	460,000

Total liabilities	1,313,536	1,365,105
Commitments and contingencies (Note 8)

Non-controlling interest (Note 5)	2,821,837	2,890,927

SHAREHOLDERS' EQUITY

Share capital (Note 6(a))	29,290,470	28,187,245

Contributed surplus (Note 6(c))	733,043	987,043

Deficit accumulated during the exploration stage	(15,748,787)	(14,786,522)

Total shareholders’ equity	14,274,726	14,387,766

Total liabilities and shareholders’ equity	$18,410,099	$18,643,798
See accompanying notes to consolidated financial statements

On behalf of the Board	“Robert Gayton"	"William Meyer"
Robert Gayton		William Meyer

Director Director

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited- Prepared by Management)
For the period ended of March 31, 2006
(Expressed in Canadian Dollars)
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005 Restated – Note 1

Exploration costs, net of recoveries (Notes 3 and 8)	$295,208	$126,525

Administrative expenses (Note 7)
Accounting and audit	123,261	8,357
Advertising	2,960	3,683
Amortization	13,893	5,780
Consulting	83,674	85,255
Foreign exchange gain	(9,459)	(29,913)
Investor relations	139,057	39,238
Legal	10,962	25,482
Regulatory and filing	27,854	26,953
Management fees	7,175	-
Meals and entertainment	14,178	16,186
Office and miscellaneous	46,795	24,412
Property investigation	22,336	31,150
Rent	77,750	76,467
Salaries and benefits	132,301	95,536
Stock-based compensation (Note 5 and 6(d))	206,000	170,249
Telephone	6,478	5,671
Travel and transportation	15,853	25,459
	921,068	609,965

Operating loss	(1,216,276)	(736,490)

Other income (loss)
Write down of short-term investments	(99,455)	-
Interest and sundry income	126,001	69,968

Loss for the period before non-controlling interest	(1,189,730)	(666,522)

Non-controlling interest (Note 5)	227,465	16,148

Loss for the period	(962,265)	(650,374)

Deficit, beginning of period	(14,786,522)	(13,772,981)

Deficit, end of period	$(15,748,787)	$(14,423,355)

Loss per share - basic and diluted	$(0.02)	$(0.02)

Weighted average number of common shares
outstanding – basic and diluted	38,985,084	35,295,293

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited- Prepared by management)
For the period ended of March 31, 2006
(Expressed in Canadian Dollars)
	Three Months Ended March 31,2006	Three Months Ended March 31,2005

Cash flows from (used in) operating activities
Net loss for the period	$(962,265)	$(650,374)
Adjustment for items not involving cash:
- amortization of equipment	13,893	5,780
- stock-based compensation (Note 5 and 6 (d))	206,000	170,249
- non-controlling interest in loss	(227,465)	(16,148)
- write down of short-term investments	99,455	-
Change in non-cash working capital items:
- decrease (increase) in receivables	54,643	110,558
- increase in prepaid expenses and deposits	(15,201)	(103,692)
- increase (decrease) in accounts payable and accrued Liabilities	(51,569)	(46,229)

	(882,509)	(529,856)

Cash flows from financing activities
Proceeds from issuance of shares	739,225	238,206
Proceeds from issuance of shares in Minco Silver	62,375	-

	801,600	238,206

Cash flows used in investing activities
Acquisition of equipment	(19,622)	(1,009)
Decrease in short-term investments	77,521	1,088,858

	57,899	1,187,849

Increase (decrease) in cash and cash equivalents	(23,010)	796,199

Cash and cash equivalents, beginning of period	821,164	447,613

Cash and cash equivalents, end of period	$798,154	$1,243,812

Supplemental disclosure of cash flows information
Interest paid	$-	$-
Income taxes paid	$-	$-

1.

Basis of Presentation

The Company’s interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Mining & Metals Corporation (“Minco Mining”), its wholly-owned China subsidiary Minco Mining (China) Corporation (“Minco China”), its wholly owned British Columbia subsidiary Minco Base Metals Corporation (“Minco Base Metals”), its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its 55.5% owned subsidiary Minco Silver Corporation (“Minco Silver”) and its 70% interest in the Fuwan Property, its right to earn up to an 80% interest in the joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), and its right to earn up to a 51% interest in the Changkeng Property.

With the exception of the minority interests in Minco Silver, the Company has not recorded minority interests in the other joint venture companies as their ownership percentages represent only the profit sharing and working interests and the minority partners are not responsible for any of the associated costs. As at March 31, 2006, the joint ventures are still in the exploration stage and have not generated any revenue.

As at March 31, 2006, Minco Mining beneficially owns 14,000,000 shares of Minco Silver, which represents 55.5% of Minco Silver’s share capital. In the near future, Minco Mining proposes to distribute 6,500,000 of its Minco Silver shares to the shareholders of Minco Mining. The details of this distribution have not yet been finalized. However, after the distribution takes place, Minco Mining’s interest in Minco Silver will be reduced from 55.5% to 29.7%.

All inter-company accounts and transactions have been eliminated.

The opening balance of deficit on the comparative statement of operations and deficit has been changed from $15,882,981, reported in the March 31, 2005 financial statements, to $13,772,981. The change reflects a restatement of the Company’s financial statements for the year ended December 31, 2004 as described in note 2 to our December 31, 2005 financial statements.

2.

Short-term Investments

(i)

As at March 31, 2006, short-term investments consist of: cashable guaranteed investment certificates issued by one of the large Canadian banks; a Canadian government treasury bill maturing on May 18, 2006; four bonds issued by the Canadian government (maturing from September 15, 2008 to April 1, 2015); and 500,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 7(d)). The market value of the shares is $120,000 on March 31, 2006.

(ii)

At March 31, 2006, the yields on the short-term investments were between 1.71% and 4.3% per year (December 31, 2005 – 1.71% to 4.3%).

3.

Mineral Interests

The Company follows the practice of expensing all exploration costs until mineral reserves have been established. The following is a summary of exploration costs incurred by the Company:

	Cumulative Costs Incurred to December 31, 2005	Costs Incurred January 1 to March 31, 2006	Cumulative Costs Incurred to March 31, 2006
Currently active properties:
Gansu
- White Silver Mountain	$1,461,799	$5,180	$1,466,979
- Yangshan (Anba)	473,272	4,209	477,480
- Minco-Qinqi (formerly West Extension of Yangshan)	421,496	7,212	428,708
- Longnan	81,169	68,471	149,640
Inner Mongolia
- Gobi Gold	1,487,540	9,052	1,496,592
- BYC	700,063	77,964	778,027
Guangdong
- Changkeng	470,684	25,838	496,522
- Fuwan	2,091,292	175,246	2,266,538
	7,187,315	373,172	7,560,487
Inactive properties:
- Heavenly Mountains	100	-	100
- Emperor’s Delight	100	-	100
- Crystal Valley	100	-	100
- Stone Lake	100	-	100
- Changba Lijiagou Lead-Zinc Deposit	100	-	100
- Chapuzi	100	-	100
	600	-	600
Total	7,187,915	373,172	7,561,087
Exploration cost recoveries	(861,572)	(77,964)	(939,536)
Expensed exploration costs	(6,326,243)	(295,208)	(6,621,451)
Capitalized exploration costs	$100	$-	$100

3. Mineral Interests (continued)

The following is a summary of exploration costs incurred by the Company:

	Three months ended March 31, 2006	Three months ended March 31, 2005
Gansu – White Silver Mountain

Consulting fees	$ 2,600	$ 5,865
Other exploration costs	2,580	465
Total	$ 5,180	$ 6,330

	Three months ended March 31, 2006	Three months ended March 31, 2005
Gansu – Yangshan (Anba)

Consulting fees	$ -	$ 3,090
Labor costs	4,209	-
Total	$ 4,209	$ 3,090

	Three months ended March 31, 2006	Three months ended March 31, 2005
Gansu – Minco-Qinqi (formerly West Extension of Yangshan)

Consulting fees	$ 6,925	$ 17,658
Labor costs	287	3,176
Other exploration costs	-	1,738
Total	$ 7,212	$ 22,572

	Three months ended March 31, 2006	Three months ended March 31, 2005
Gansu – Longnan

Consulting fees	$ 11,290	$ -
Geology and geochemistry	43,110	-
Labor costs	6,592	-
Other exploration costs	7,479	-
Total	$ 68,471	$ -

3. Mineral Interests   (continued)

	Three months ended March 31, 2006	Three months ended March 31, 2005
Inner Mongolia – Gobi Gold

Consulting fees	$ 5,123	$ 988
Other exploration costs	3,929	237
Total	$ 9,052	$ 1,225

	Three months ended March 31, 2006	Three months ended March 31, 2005
Inner Mongolia – BYC

Drilling and geology	$ 77,964	$ 27,419
Exploration costs recoveries	(77,964)	-
Total	$ -	$ 27,419

	Three months ended March 31, 2006	Three months ended March 31, 2005
Guangdong – Changkeng

Consulting fees	$ 5,201	$ 15,642
Drilling and geology	13,513	16,509
Other exploration costs	7,124	1,310
Total	$ 25,838	$ 33,461

	Three months ended March 31, 2006	Three months ended March 31, 2005
Guangdong – Fuwan

Consulting fees	$ 29,647	$ 18,034
Drilling and geology	119,338	7,627
Labor costs	12,369	1,256
Other exploration costs	13,892	5,511
Total	$ 175,246	$ 32,428

3. Mineral Interests   (continued)

Minco Silver has agreed to acquire an exploration permit in respect of the Fuwan silver project. As of March 31, 2006, the Company had paid a total of approximately $600,000 for this exploration permit. There are two remaining installments of approximately $460,000 (RMB3,099,000) each, which are due within 12 and 24 months of the transfer of the Fuwan exploration permit. These are presented in the balance sheet as part of accounts payable and accrued liabilities, and long-term liabilities, respectively.

4.

Plant, Property and Equipment

	March 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$182,074	$103,464	$78,610
Leasehold improvements	39,877	31,248	8,629
Mining equipment	209,819	188,098	21,721
Motor vehicles	197,398	85,687	111,711
Office equipment and furniture	118,310	89,652	28,658
	$747,478	$498,149	$249,329

	December 31, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$163,916	$97,341	$66,575
Leasehold improvements	39,877	30,537	$9,340
Mining equipment	209,051	186,635	$22,416
Motor vehicles	197,398	81,719	$115,679
Office equipment and furniture	117,741	88,151	$29,590
	$727,983	$484,383	$243,600

5.

Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Minco Silver based on the amount of their investment adjusted for income or losses from operations since the date of their investment. The non-controlling interest increased from 30%, at December 31, 2004, to 42.3% following the issue of special warrants in May 2005, and then to 44.4% following an initial public offering by Minco Silver in December 2005. In 2006, the exercise of broker warrants has increased the minority interest to 44.5%.

At March 31, 2006, the Company’s interest in Minco Silver could be further diluted though the exercise of broker warrants and stock options.  A summary of the broker warrants granted by Minco Silver is as follows:

	Number of	Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2004	-	$ -
Issued	279,600	1.25
Exercised	-	-
Expired/cancelled/forfeited	-	-
Outstanding at December 31, 2005	279,600	1.25
Issued	-	-
Exercised	(49,900)	1.25
Expired/cancelled/forfeited	-	-
Outstanding at March 31, 2006	229,700	$ 1.25

In 2006, Minco Silver granted 275,000 stock options to its directors, officers, employees and consultants at the price range from $1.95 to $2.22 per share. Minco Silver recorded $96,000 of stock based compensation expense in the year. The stock options granted vest in increments of one-third per year and have a term of five years.

5.  Non-controlling interest (continued)

A summary of the status of options granted by Minco Silver is as follows:

	Number of Options	Weighted Average Exercise Price
Options outstanding at December 31, 2004	-	$ -
Granted	2,740,000	1.25
Options outstanding at December 31, 2005	2,740,000	1.25
Granted	275,000	3.63
Exercised	-	-
Expired/cancelled/forfeited	(155,000)	1.25
Options outstanding at December 31, 2005	2,860,000	$ 1.48

6.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2004	35,043,897	$ 24,690,137
Stock options exercised ranging from $0.20 to $0.83 per share, including $301,263 contributed surplus attributed to stock-based compensation	808,667	675,751
Share purchase warrants exercised at $0.60 per warrant	281,428	168,857
Private placement at $1.15 per share less $172,500 for share issuance costs	2,500,000	2,702,500
Fair value of finder's warrants to purchase 250,000 common shares issued for July 2005 private placement	-	(50,000)
Balance, December 31, 2005	38,633,992	28,187,245
Stock options exercised ranging from $0.20 to $0.55 per share, including $364,000 contributed surplus attributed to stock-based compensation	406,500	583,825
Broker options exercised at $1.40 per share	250,000	350,000
Share purchase warrants exercised ranging from $1.50 to $1.70 per share	104,000	169,400
Balance, March 31, 2006	39,394,492	$ 29,290,470

On July 22 2005, Minco Mining completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. Minco Mining applied the residual approach and allocated the total proceeds of $2,875,000 to the common shares and $nil to warrants. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing date.

If at any time after the expiry of the four-month hold period, the published closing trade price of Minco Mining’s common shares on the Toronto Stock Exchange exceeds an average price of $2.15 for 20 days in year one, and an average price of $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date Minco Mining provides written notice to the holder of the warrants of such early expiry.

7.

6. Share Capital (continued)

This offering raised proceeds of $2,875,000. Minco Mining paid a cash finder’s fee of $172,500 and issued the finder 250,000 warrants (“finder’s warrants”) under the same terms and conditions of share purchase warrants. The fair value of the finder’s warrants using the Black-Scholes model using a risk-free interest rate of 3.52%, dividend yield of 0% and volatility of 58%, being $50,000, has been recorded as an issue cost.

As at March 31, 2006, 1,138,544 (December 31, 2005 – 1,518,058) of the shares issued were held in escrow. Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was not effected until January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006; and (d) 379,516 escrow shares on July 1, 2007.

(b)

Share purchase warrants and broker options

A summary of the status of share purchase warrants and broker options granted by Minco Mining is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2004	4,074,638	$ 1.64	250,000	$ 1.40
Issued	2,750,000	1.50	-	-
Exercised	(281,428)	0.60	-	-
Expired	(2,144,996)	1.95	-	-
Outstanding at December 31, 2005	4,398,214	1.57	250,000	1.40
Issued	-	-		-
Exercised	(104,000)	1.63	(250,000)	-
Expired	-	-	-	-
Outstanding at March 31, 2006	4,294,214	$ 1.57	-	$ -

8.

6. Share Capital (continued)

Share purchase warrants outstanding as at March 31, 2006:

Number of Warrants	Exercise Price	Expiry Date

1,581,214	$1.70	October 14, 2006
2,713,000	$1.50	July 21, 2006
	$2.00	July 21, 2007
4,294,214

Each share purchase warrant entitles the holder to purchase one common share of Minco Mining at the exercise price on or before the expiry date.

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2004	$ 915,057
2005 stock-based compensation	323,249
Transfer to share capital on exercise of stock options	(301,263)
Fair value of 250,000 finder's warrants issued in connection with July 2005 private placement	50,000
Balance at December 31, 2005	987,043
2006 stock-based compensation	110,000
Transfer to share capital on exercise of stock options	(364,000)
Balance at March 31, 2006	$ 733,043

(d)

Minco Mining Stock Options

Minco Mining may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of stock options reserved for issuance is 5,979,226 common shares.

In 2006, Minco Mining granted 1,042,000 stock options to its directors, officers, employees and consultants at the price range from $1.64 to $1.97 per share. Minco Mining recorded $110,000 of stock based compensation expense in the period (2005 - $nil). The stock options granted vest in increments of one-third per year for the first three years and have a term of five years. A summary of the status of options granted by Minco Mining is as follows:

9.

6. Share Capital (continued)

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2004	3,484,000	$ 0.88

Granted	692,500	1.22
Exercised	(808,667)	0.46
Expired / cancelled / forfeited	(413,333)	1.56
Options outstanding at December 31, 2005	2,954,500	0.98
Granted	1,042,000	1.65
Exercised	(406,500)	0.54
Expired / cancelled / forfeited	(152,000)	1.13
Options outstanding at March 31, 2006	3,438,000	$ 1.23

The weighted average fair value of options granted by Minco Mining during the period ended March 31, 2006 was $1.65. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20 - $0.60	895,500	0.63	$0.32	895,500	$0.32
$0.61 - $1.20	387,500	2.40	$1.00	150,000	$0.83
$1.21 - $2.00	2,155,000	3.32	$1.65	519,997	$1.82
	3,438,000	2.52	$1.23	1,565,497	$0.87

10.

Related Party Transactions

a.

The Company incurred the following fees to its directors or corporations controlled by its directors:

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005

Exploration costs	$ 18,375	$ 33,840
Management fees	7,175	-
Property investigation	8,590	9,760
Investor relations	5,060	-
Director's fees	10,500	-
	$ 49,700	$ 43,600

b.

Receivables of $248,716 (December 31, 2005 - $231,084) are due from three companies related by two common directors. $170,752 was subsequently received.

c.

Minco Silver has entered into a strategic alliance with Silver Standard, a company with a shareholder of Minco Silver and which is related by two common directors.

d.

In 2003, Minco Mining entered into a letter agreement with New Cantech, which is related by one common director. In the period ended March 31, 2006, the direct costs and management fees incurred on the BYC project totalled $77,963 (2005: $33,844).

Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 100,000 common shares at $0.21 per share for $21,000 and 50,000 common shares at $0.30 per share for $15,000 in 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue ($158,000) has been recorded as an exploration cost recovery.

The above transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

11.

 Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $315,666, as follows:

2006	210,856
2007	87,710
2008	17,100
666

The Company has entered into sub-lease agreements for a portion of its leased premises.

(b)

Minco Mining also conditionally committed to payments of up to $12,941,966 in respect of joint venture investments and mineral property development.

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Jinli (1) (also known as Changkeng)	$ 7,408,052	$2,992,853	$711,173	$3,704,026	$ -
YGM (2)	3,486,143	-	3,486,143	-	-
Minco-Qinqi (formerly Yangshan West Extension) (3)	1,089,420	1,089,420	-	-	-
HYMK (4)	922,037	-	922,037	-	-
Longnan exploration commitments (5)	36,314	36,314
Total	$12,941,966	$4,118,587	$5,119,353	$3,704,026	$ -

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the Jinli JV Contract dated September 28, 2004;

(2)

Costs of exploration permits and investment commitments in accordance with the YGM Contract dated October 29, 2003;

(3)

Costs of exploration permits and investment commitments in accordance with the Gansu JV Contract dated March 1, 2004;

(4)

Costs of exploration permits and investment commitments in accordance with the Huayu-Minco JV Contract dated July 18, 2003;

(5)

Commitment of RMB 250,000 (approximately $36,314) to be paid in 2006 on Changkeng exploration program.

12.

8. Commitments and Contingencies (continued)

(c)

As of March 31, 2006, Minco Silver has committed $149,000 for drilling programs in 2006.

(d)

The Teck-Cominco Agreements

The Company entered into agreements with Teck Cominco Limited (“Teck Cominco”) on February 19, 1996 and February 20, 1996 (collectively the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Tech Cominco has an ongoing right of first offer on the disposition of Minco’s interests until April 2007.

13.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

	March 31	December 31
	2006	2005
Current Assets
Canada	$ 16,334,711	$ 16,384,005
China	1,825,959	2,016,093
	$ 18,160,670	$ 18,400,098

	March 31	December 31
	2006	2005
Long-term Assets
Canada	$ 104,465	$ 106,394
China	144,964	137,306
	$ 249,429	$ 243,700

	March 31	December 31
	2006	2005
Current Liabilities
Canada	$ 372,941	$ 414,473
China	480,594	490,632
	$ 853,535	$ 905,105

9. Geographic Information (continued)

	March 31	December 31
	2006	2005
Long-term Liabilities
Canada	$ -	$ -
China	460,000	460,000
	$ 460,000	$ 460,000

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Net Loss
Canada	$ (791,624)	$ (550,883)
China	(170,641)	(99,491)
	$ (962,265)	$ (650,374)

14.

 Financial Instruments

Fair value - The fair values of cash, short-term investments, receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments. The fair values of short-term investments are $54,000 in excess of carrying value; short-term investments are carried at the lower of cost or market value.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to temporary investments.